Exhibit 99.1

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

NON-GAAP MEASURES

To supplement our financial information presented in this offering memorandum that are presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use Adjusted free cash flow earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted EBITDA less CapEx and Pro Forma Adjusted EBITDA. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similar measures differently.

Adjusted free cash flow is a measure used by management to assess our cash flows and is calculated using cash from operations, less capital expenditures and adding cash used or received for certain items that management considers to be non-recurring or not indicative of our ongoing operating cash flows. These adjustments include certain cost optimization and restructuring activities, strategic initiatives, certain COVID-19 costs, corporate headquarters relocation expenses, pension settlement expenses, gains from the reversal of reserves for an environmental matter, and certain tax refunds.

EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes and depreciation and amortization.

Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unique or non-recurring gains or costs unrelated to the company’s core operations. The adjustments include the costs of strategic initiatives, certain cost optimization and restructuring activities, certain COVID-19 costs, corporate headquarters relocation expenses, pension settlement expenses, asset impairment charge, capacity expansion, share-based compensation expense and debt refinancing, as well as the elimination of gains from sales of timberlands and the reversal of reserves for an environmental matter. Adjusted EBITDA is a performance measure that excludes costs that we do not consider to be indicative of our ongoing operating performance. The presentation of Adjusted EBITDA herein differs from our historical public disclosures of Adjusted EBITDA, in that the presentation herein adds back share-based compensation expense. We expect to continue presenting Adjusted EBITDA in this manner in our future public reporting.

Adjusted EBITDA less CapEx is calculated using Adjusted EBITDA and further excludes capital expenditures. Adjusted EBITDA less CapEx is used by management as another measure to assess our cash flows.

Pro Forma Adjusted EBITDA is calculated using Adjusted EBITDA and gives pro forma effect to the May 13, 2021 Mount Holly Acquisition (as defined herein) and the pending Jacob Holm Acquisition and includes run-rate cost synergies and other adjustments.

For additional information about EBITDA, Adjusted EBITDA, Adjusted EBITDA less CapEx and Pro Forma Adjusted EBITDA, as well as a description of how these non-GAAP measures are calculated from our net income and a reconciliation to our net income, see footnotes under “Summary—Summary Historical Consolidated Financial Information and Unaudited Pro Forma Condensed Combined Financial Information” in this offering memorandum.

We believe Adjusted free cash flow, EBITDA, Adjusted EBITDA, Adjusted EBITDA less CapEx and Pro Forma Adjusted EBITDA provide management and investors with information that is useful in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. However, our non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures, as applicable, are:

•	they do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often have to be replaced in the future;

•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

•	they do not reflect period-to-period changes in taxes, income tax expense or the cash necessary to pay income taxes; and

•	they do not reflect the impact of earnings or charges resulting from matters we consider to not be indicative of our ongoing operations.

Because of these limitations, our non-GAAP measures and related ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We rely primarily on our GAAP results and are using such non-GAAP financial measures only on a supplemental basis.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum and the documents incorporated by reference herein contain forward-looking statements that are based on our management’s belief and assumptions about the future in light of information currently available to our management. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “expects,” “projects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “outlook,” and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance or achievements. There are a number of important factors that could cause our actual results to differ materially from those results anticipated by our forward-looking statements, which include, but are not limited to, the following factors:

•

risks associated with the impact of the COVID-19 pandemic, including global and regional economic conditions, changes in demand for our products, interruptions in our global supply chain, ability to continue production by our facilities, credit conditions of our customers or suppliers, or potential legal actions that could arise due to our operations during the pandemic;

•

disruptions of our global supply chain, including the availability of key raw materials and transportation for the delivery of critical inputs and of products to customers, and the increase in the costs of transporting materials and products;

•	variations in demand for our products, including the impact of unplanned market-related downtime, variations in product pricing, or product substitution;

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the impact of competition, changes in industry production capacity, including the construction of new facilities or new machines, the closing of facilities and incremental changes due to capital expenditures or productivity increases;

•	risks associated with our international operations, including local economic and political environments and fluctuations in currency exchange rates;

•	geopolitical matters, including any impact to our operations from events in Russia, Ukraine and Philippines;

•	our ability to develop new, high value-added products;

•	changes in the price or availability of raw materials we use, particularly woodpulp, pulp substitutes, synthetic pulp, other specialty fibers and abaca fiber;

•	changes in oil and other energy-related prices and commodity raw materials with an energy component;

•	the impact of unplanned production interruption at our facilities or at any of our key suppliers;

•	disruptions in production and/or increased costs due to labor disputes;

•	the gain or loss of significant customers and/or on-going viability of such customers;

•	the impact of war and terrorism;

•	the impact of unfavorable outcomes of audits by various state, federal or international tax authorities or changes in pre-tax income and its impact on the valuation of deferred taxes;

•	enactment of adverse state, federal or foreign tax or other legislation or changes in government legislation, policy or regulation;

•	consumer and government focus on environmental, social and governance matters, including the impact on demand for single-use products;

•	our ability to finance, consummate and integrate acquisitions, including our acquisitions of Mount Holly and Jacob Holm;

•	the effect of the announcement, pendency or completion of the Jacob Holm Acquisition on the business relationships, performance, and businesses generally of Glatfelter and Jacob Holm;

•	risks that the Jacob Holm Acquisition disrupts our current plans and potential difficulties in retaining Jacob Holm employees as a result of the Jacob Holm Acquisition;

•	the outcome of any legal proceedings that may be instituted against us related to the Jacob Holm Acquisition;

•	our ability to implement business plans, forecasts, and other expectations after the closing of the Jacob Holm Acquisition, and identify and realize additional opportunities.

We do not undertake any obligation to update or revise any of the forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements or to conform these statements to actual results. The factors above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this offering memorandum. New factors may emerge in the future, and it is not possible for us to predict such factors.

SUMMARY

This summary highlights selected information about us and this offering. This information is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read this entire offering memorandum, including the “Risk Factors” section of this offering memorandum and the financial statements included or incorporated by reference in this offering memorandum, before making an investment decision.

Company Overview

We are a leading global supplier of engineered materials. Our high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene as well as in many diverse packaging, home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s annualized net sales approximate $1 billion with customers in over 100 countries and approximately 2,550 employees worldwide. We own and operate twelve manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Our twelve manufacturing facilities have a combined annual production capacity of approximately 330,000 metric tons of composite fibers and airlaid materials used in a wide array of applications. In addition, we operate sales and distribution offices in Russia, Italy, China, and the United States.

We have historically managed our business and made investment decisions under a functional operating model with two distinct reporting segments: Composite Fibers and Airlaid Materials. These segments serve growing global customers and markets providing innovative and customizable solutions, ultimately delivering high-quality engineered materials. As a leading global supplier of engineered materials for consumer and industrial applications, we maintain leading positions in key segments serving markets that are growing commensurate with or in excess of gross domestic product (“GDP”). We partner with leading consumer product companies and other market leaders to provide innovative solutions delivering outstanding performance to meet market requirements. Over the past several years, we have divested non-strategic assets and made investments to increase production capacity and improve our technical capabilities to ensure we are best positioned to serve the market demands and grow our revenue. We are committed to growing in our key markets and will make appropriate investments to support our customers and satisfy market demands.

Our Strategy

Our growth strategy is focused on expanding our engineered materials business with new product and business development, organic investment and strategic acquisitions, and continually optimizing our cost structure to deliver on expectations of our stakeholders.

Our primary strategic objectives are as follows:

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Expanding our engineered materials portfolio—We will continue to invest in organic growth and strategic acquisitions to expand capabilities and broaden scale, with a focus on end markets that we expect to grow at rates that are equal to or higher than the U.S. GDP growth rate. Our history of product innovation and ability to leverage our market-leading capabilities are core to this growth strategy. Through the Mount Holly Acquisition and the Jacob Holm Acquisition described below, we have recently committed to two acquisitions that enable product line optimization, operational improvements, strategic sourcing savings and cost reduction, all of which we believe will allow us to drive increased operating and financial performance. We have historically supplemented this strategy with select divestitures of our businesses that no longer align with our long-term strategy.

•	Integrating strategic acquisitions—With our acquisitions of Mount Holly and Jacob Holm—two key strategic acquisitions costing an aggregate of approximately $475 million—we will expand our capacity,

add scale across our portfolio of products, and diversify our business geographically. After completing the Jacob Holm Acquisition, we intend to focus on capturing synergies and maximizing free cash flow.

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De-leveraging and financial flexibility—We apply a disciplined capital spending mindset to all investment decisions, whether for organic growth or to fund external acquisitions or investments. We believe our recent acquisitions will generate sufficient free cash flow to return us to historical net leverage levels in the intermediate-term.

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Driving continuous improvement and accelerate innovation—With greater scale, we believe we can more efficiently manage our cost structure to increase margins and improve cash flow. Our focus on efficiencies and cost optimization has resulted in our Adjusted EBITDA margin improving more than 370 basis points from 10.0% in 2018 to 13.7% in 2020. We believe that our focus on continuous improvement will result in consistent operational excellence across the Company and will drive financial performance. Likewise, we expect to continue to drive innovation across our entire portfolio of products, with a focus on further expansion of engineered materials. The majority of Glatfelter’s product content is natural cellulose fibers and approximately 50% of Jacob Holm’s raw materials are derived from plant-based or all-natural fibers.

We have recently undertaken two significant acquisitions that align with our stated strategy. On May 13, 2021, we completed the acquisition (the “Mount Holly Acquisition”) of all the outstanding equity interests of Georgia-Pacific Mt. Holly LLC, Georgia-Pacific’s U.S. nonwovens business (“Mount Holly”), for $170.7 million, subject to customary post-closing purchase price adjustments. This business includes the Mount Holly, NC manufacturing facility and an R&D center and pilot line for nonwovens product development in Memphis, TN. The Mount Holly facility produces high-quality airlaid products for the wipes, hygiene, and other nonwoven materials markets, competing in the marketplace with nonwoven technologies and substrates, as well as other materials focused primarily on consumer based end-use applications. Mount Holly had net sales of approximately $100 million in 2020. The Mount Holly Acquisition expands our footprint and income generation in the U.S. and balances our sales mix between the Airlaid Materials and Composite Fibers segments.

On July 22, 2021, we entered into a definitive agreement to acquire PMM Holding (Luxembourg) AG, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Jacob Holm”), a global leading manufacturer of premium quality spunlace nonwoven fabrics for critical cleaning, high-performance materials, personal care, hygiene and medical applications, for an enterprise value of approximately $304.6 million (€256.3 million) including the extinguishment of debt and subject to post-closing adjustments. Jacob Holm generated $401.0 million (€336.4 million) of net sales for the twelve-month period ended June 30, 2021, supported by strong COVID-related demands. We expect the combination to create an exceptional, expanded portfolio of engineered specialty applications with opportunities for long term growth aligned with post-COVID lifestyle changes.

Our Strengths

The following are our core business strengths which we believe will drive operational excellence and financial performance in the years ahead:

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Leading market positions in growing segments—Across our key product categories, we serve attractive market segments that have grown, and that we expect to continue to grow, at or above U.S. GDP growth rates. As of December 31, 2020, we held leading market share in several of our product categories, including feminine hygiene, adult incontinence, table top, tea bags, single-serve coffee, and wallcover. Over 85% of our 2020 revenue was tied to essential consumer staple products—including in core areas of health, hygiene and wellness—which continue to benefit from increased demand.

•	Diversified customer base across end-markets and product applications, which is expected to be enhanced by the Jacob Holm Acquisition—We serve a large variety of customers across diversified end markets. For the year ended December 31, 2020, our Composite Fibers segment accounted for $525.1 million of our net sales and our Airlaid Materials segment accounted for $391.4 million of our net sales, and on a pro forma basis, giving effect to the Mount Holly Acquisition, our Airlaid Materials segment would have accounted for $492.6 million of net sales. We expect the Jacob Holm Acquisition, with net sales of $403.9 million (€353.9 million) for the year ended December 31, 2020, to further balance our portfolio, as it expands our offering in critical cleaning and high-performance materials. Further, we expect the Jacob Holm Acquisition to diversify our revenue generation across geographic regions. For the year ended December 31, 2020, 33% of our net sales were in the Americas, 57% of our net sales were in Europe, Middle East and Africa, and 10% of net sales were in Asia Pacific. On a pro forma basis, giving effect to the Jacob Holm Acquisition and Mount Holly Acquisition, our net sales would have been approximately 45% Americas, 45% Europe, the Middle East and Africa, and 10% Asia Pacific.

•

Strong engineering and innovation capabilities—We have a deep understanding and knowledge of materials, manufacturing technology and product performance across our core product areas. Products such as GlatClean, our disinfecting wipe with an eco-friendly, cellulose-based airlaid substrate, illustrate the continued focus on cellulose-based products, which are sustainability focused and biodegradable, and represent the majority of our sourced materials. Our reputation for quality has given us opportunities to partner with “blue chip” customers.

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Sustainability and safety—As part of our commitment to the global environment, as well as in response to increasing customer focus on the environment and sustainability matters, we are focused on building a more sustainable product portfolio based on eco-friendly materials, while maintaining our reputation for robust product safety and high quality. Likewise, we are focused on the health and safety of our employees, and we are proud of our top-quartile employee safety track record.

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Operational excellence and continuous improvement—Our operational excellence contributes meaningfully to margin enhancement and improved cash flows. We are constantly focused on minimizing waste, reducing inefficiencies and maximizing uptime across our global manufacturing footprint. We believe the Jacob Holm Acquisition presents an opportunity for further value creation as a result of operational excellence through the expected realization of approximately $20 million of annual cost synergies within 24 months of completing the Jacob Holm Acquisition. In addition, we expect to achieve approximately $5 million of annual cost synergies within 24 months of completing the Mount Holly Acquisition.

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Significant protection from raw material price volatility via contracts with customers—A significant portion of our business after completion of the Jacob Holm Acquisition will be subject to contractual arrangements pursuant to which our products’ selling prices are adjusted for changes in the cost of certain raw materials, which allows us to pass through a significant portion of raw material price increases to these customers, creating a natural hedge against margin contraction due to fluctuations in raw materials. Approximately 74% of our Airlaid Materials segment’s annual net sales was generated under contracts whose selling price is influenced by pass-through provisions directly related to the cost of certain key raw materials, while on a pro forma basis giving effect to the Mount Holly Acquisition, approximately 76% of this segment’s annual net sales would have been generated under such contracts. In addition, approximately 68% of Jacob Holm’s raw material inputs have either price formulae or quarterly (or more frequent) price adjustments.

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Conservative financial policies—We are focused on maximizing financial flexibility and maintaining access to liquidity. After repaying all outstanding revolving borrowings under our Credit Facility with the proceeds of this offering, we will have $393 million of undrawn availability that can be utilized to fund future working capital, capital expenditures, acquisitions or other general corporate requirements.

The Jacob Holm Acquisition

On July 22, 2021, we entered into a definitive agreement to acquire Jacob Holm, a global leading manufacturer of premium quality spunlace nonwoven fabrics for critical cleaning, high-performance materials, personal care, hygiene and medical applications, for an enterprise value of approximately $304.6 million (€256.3 million) including the extinguishment of debt and subject to post-closing adjustments.

We expect the Jacob Holm Acquisition to close in the fourth quarter of 2021, subject to the satisfaction or waiver of all of the closing conditions to the transaction (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time). The closing of the Jacob Holm Acquisition is subject to certain conditions, including, among others, clearance under the Hart-Scott-Rodino Act. The Share Purchase Agreement, dated July 22, 2021, among Glatfelter, PHG Tea Leaves, Inc., a Delaware Corporation and a wholly-owned subsidiary of Glatfelter, Ammon Ammon AG, a Liechtenstein company (the “Seller”), and the ultimate owners of the Seller (the “Share Purchase Agreement”), provides for certain termination rights of the parties, including (i) the right of either party to terminate the Share Purchase Agreement if the Jacob Holm Acquisition has not closed within nine months of signing, or (ii) upon any of the mutual conditions to closing becoming incapable of being satisfied.

Jacob Holm offers high-performing and innovative spunlace nonwoven technologies and advanced fiber-based sustainable solutions that will meaningfully increase our diversification into attractive and complementary segments serving the growing wipes, healthcare and hygiene categories. With the acquisition of Jacob Holm, we will acquire four additional manufacturing facilities and six sales offices located in the Americas, Europe, and Asia, and approximately 800 employees world-wide. Jacob Holm’s broad product offerings and blue-chip customer base will expand Glatfelter’s portfolio to include surgical drapes and gowns, wound care, face masks, facial wipes and cosmetic masks. The acquisition of Jacob Holm’s Sontara business, a leading brand of finished products for critical cleaning wipes and medical apparel, will also enhance Glatfelter’s technological capabilities.

Jacob Holm generated $401.0 million (€336.4 million) of net sales and $42.5 million of Adjusted EBITDA for the twelve-month period ended June 30, 2021, supported by strong pandemic-related demand for its products. We believe Jacob Holm’s results for that twelve- month period include a benefit from COVID-related demand that we estimate to be between $10 million and $15 million of Adjusted EBITDA. We expect to realize annual cost synergies of approximately $20 million within 24 months of closing of the Jacob Holm Acquisition, expected to be made up of approximately $6 million in sourcing and supply chain synergies, approximately $8 million of operational improvement synergies and approximately $6 million of corporate selling, general and administrative and other synergies. From the date of the closing of the Jacob Holm Acquisition, Jacob Holm’s results of operations are expected to be included as part of a third, standalone reporting segment.

Amendment and Restatement of our Credit Facility

On September 2, 2021, we amended and restated our existing credit facility, dated February 8, 2019 (the “Credit Facility”) to extend the maturity date of the revolving loans under our $400 million Credit Facility to September 2, 2026, and to make certain other changes in connection with the closing of the Jacob Holm Acquisition, including to provide additional flexibility in the maximum net leverage ratio covenant. The Term Loan A under the Credit Facility matures on February 8, 2024. See “Description of Other Indebtedness— Credit Facility” for a summary of the terms of our Credit Facility.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table sets forth summary historical consolidated financial information of the Issuer at the dates and for the periods indicated. The summary historical consolidated balance sheet data as of December 31, 2020 and 2019 and the summary historical consolidated statement of income information and other financial data for each of the fiscal years ended December 31, 2020, 2019 and 2018 is derived from our audited consolidated financial statements included in this offering memorandum.

The summary historical consolidated balance sheet data as of June 30, 2021 and the summary historical consolidated statement of income information and other financial data for the six month periods ended June 30, 2021 and 2020 is derived from our unaudited consolidated financial statements for the six months ended June 30, 2021 included in this offering memorandum. The summary historical consolidated balance sheet data as of June 30, 2020 is derived from our unaudited consolidated financial statements which are not included or incorporated by reference in this offering memorandum. We also present in this offering memorandum certain unaudited historical financial data for the twelve-month period ended June 30, 2021. The data for the twelve-month period ended June 30, 2021 has been derived by subtracting the financial data from our unaudited consolidated financial data for the six months ended June 30, 2020 from financial data from our audited consolidated financial statements for the year ended December 31, 2020 and adding the financial data from our unaudited consolidated financial data for the six months ended June 30, 2021. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of such financial statements in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future period.

The summary unaudited pro forma condensed combined statement of income and the summary unaudited pro forma condensed combined balance sheet do not include the full unaudited pro forma condensed combined income statements and balance sheets, respectively, set forth in the section of this offering memorandum captioned ‘‘Supplemental Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined information for the twelve months ended June 30, 2021 gives effect to the Jacob Holm Acquisition and the Mount Holly Acquisition as if each had occurred on July 1, 2020. The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Jacob Holm Acquisition and the Mount Holly Acquisition and related financings and (ii) factually supportable. The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual consolidated results of operations would have been had the Jacob Holm Acquisition and the Mount Holly Acquisition and related financings been completed on the date indicated or what such results would be for future periods. See “Supplemental Pro Forma Condensed Combined Financial Information” for a complete description of the adjustments and assumptions underlying this summary unaudited pro forma condensed consolidated information.

This information is only a summary. You should read the data set forth in the table below in conjunction with our consolidated financial statements and the accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this offering memorandum.

In thousands	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30, 2021	Pro forma Twelve months ended June 30, 2021
	2018	2019	2020	2020	2021
				(unaudited)		(unaudited)	(unaudited)
Statement of Income Information:
Net sales	$866,286	$927,673	$916,498	$447,743	$470,585	$939,340	$1,421,377
Costs of products sold	735,879	780,131	768,629	378,878	395,735	785,486	1,194,732

Gross profit	130,407	147,542	147,869	68,865	74,850	153,854	226,645
Selling, general and administrative expenses	111,721	94,967	100,045	48,072	51,811	103,784	148,812
Gains on dispositions of plant, equipment and timberlands, net	(3,256)	(2,060)	(1,332)	(597)	(2,403)	(3,138)	(2,460)

Operating income	21,942	54,635	49,156	21,390	25,442	53,208	80,293
Non-operating income (expense)
Interest expense	(15,609)	(10,408)	(7,022)	(3,537)	(3,303)	(6,788)	(27,959)
Interest income	559	1,123	399	351	31	79	(131)
Pension settlement	—	(75,326)	(6,154)	(6,403)	—	249	249
Other, net	383	(4,477)	(4,020)	(1,515)	(1,073)	(3,578)	(9,173)

Total non-operating expense	(14,667)	(89,088)	(16,797)	(11,104)	(4,345)	(10,038)	(37,014)

Income (loss) before income taxes	7,275	(34,453)	32,359	10,286	21,097	43,170	43,279
Income tax provision (benefit)	7,723	(9,242)	11,576	5,161	11,211	17,626	18,471

Income (loss) from continuing operations	$(448)	$(25,211)	$20,783	$5,125	$9,886	$25,544	$24,808

Balance Sheet Information (as of period end):
Cash and cash equivalents		$126,201	$99,581	$76,619	$84,164		$49,438
Total assets		1,283,794	1,286,881	1,226,884	1,460,090		1,799,790
Total debt, net of unamortized debt issuance costs		359,859	313,521	347,559	481,412		764,659
Other Financial Data:
Tons sold (metric)	248,551	271,068	271,419	133,331	131,790	269,878	354,394
Capital expenditures (1)	42,129	27,765	28,136	12,011	11,211	27,336	56,190
EBITDA (2)	69,850	25,652	95,582	43,080	52,835	105,337	151,810
Adjusted EBITDA (3)	86,323	110,326	125,252	63,590	61,764	123,426	172,832
Adjusted EBITDA less CapEx (4)	44,194	82,561	97,116	51,579	50,553	96,090	116,642

Pro Forma Twelve months ended June 30, 2021
Pro Forma Adjusted EBITDA (5)	197,832
Ratio of total net debt to Pro Forma Adjusted EBITDA	3.6
Ratio of Pro Forma Adjusted EBITDA to Pro Forma interest expense	7.1

1)

Capital expenditures of Jacob Holm were $26.6 million (€22.4 million) for the twelve months ended June 30, 2021. We expect base capital expenditures of Jacob Holm to be between $10 million and $15 million going forward after integration actions are completed.

2)

EBITDA is a non-GAAP financial measure whose most directly comparable GAAP measure is income (loss) from continuing operations, and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, provision for income taxes, and depreciation and amortization. We believe EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are helpful measures for comparing our operating performance with prior periods as well as with the performance of other companies with different capital structures or tax rates. See ‘‘Non-GAAP Measures” for more information on these non-GAAP financial measures, including why we think these are appropriate to present.

3)

Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unique or non-recurring gains or costs unrelated to the company’s core operations. The adjustments include the costs of strategic initiatives, cost optimization and restructuring activities, incremental employee and facilities costs related to our response to the COVID-19 pandemic, corporate headquarters relocation, pension settlement expenses, asset impairment charge, capacity expansion, share-based compensation expense and debt refinancing costs, as well as the elimination of gains from sales of timberlands and the reversal of reserves for an environmental matter. Historically, the Company has not included an adjustment for share-based compensation in its Adjusted EBITDA calculation; the Company expects, however, to include such adjustment in its future public disclosures, consistent with the presentation herein.

4)	Adjusted EBITDA less CapEx, a non-GAAP measure, is calculated by subtracting capital expenditures from Adjusted EBITDA.
5)	Pro Forma Adjusted EBITDA is calculated using Adjusted EBITDA and gives pro forma effect to the Mount Holly Acquisition and the Transactions and includes run-rate cost synergies and other adjustments.

The following table reconciles the differences between Income (loss) from continuing operations, the most comparable GAAP measure, to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA:

In thousands	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30, 2021	Pro forma Twelve months ended June 30, 2021
	2018	2019	2020	2020	2021
				(unaudited)		(unaudited)	(unaudited)
Income (loss) from continuing operations	$(448)	$(25,211)	$20,783	$5,125	$9,886	$25,544	$24,808
Interest expense	15,609	10,408	7,022	3,537	3,303	6,788	27,959
Interest income	(559)	(1,123)	(399)	(351)	(31)	(79)	131
Income tax provision on continuing operations	7,723	(9,242)	11,576	5,161	11,211	17,626	18,471
Depreciation and amortization	47,525	50,820	56,600	29,608	28,466	55,458	80,441

EBITDA	69,850	25,652	95,582	43,080	52,835	105,337	151,810
Strategic initiatives (a)	5,898	249	1,567	—	8,434	10,001	4,026
Share-based compensation (b)	6,288	3,583	5,655	2,377	2,537	5,815	5,815
Currency translation loss (c)	—	—	—	—	—	—	5,643
Cost optimization actions (d)	440	8,583	5,979	3,097	—	2,882	3,240
COVID-19 incremental costs (e)	—	—	2,715	1,180	—	1,535	1,535
Restructuring charges (f)	—	—	7,211	7,154	—	57	2,964
Pension settlement charge (g)	—	75,326	6,154	6,403	—	(249)	(249)
Headquarters relocation (h)	—	—	871	—	361	1,232	1,232
Asset impairment charge (i)	—	—	900	900	—	—	—
Fox River environmental matter (j)	—	(2,509)	—	—	—	—	—
Airlaid capacity expansion (k)	7,072	1,014	—	—	—	—	—
Timberland sales and related costs (l)	(3,225)	(1,572)	(1,382)	(601)	(2,403)	(3,184)	(3,184)

Adjusted EBITDA	$86,323	$110,326	$125,252	$63,590	$61,764	$123,426	$172,832

Run-rate cost synergies (m)							25,000

Pro forma Adjusted EBITDA							$197,832

(a)	Reflects professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration.
(b)	Represents the non-cash amount of share-based compensation expense included in results of operations.
(c)	Represents non-cash currency translation loss primarily on the remeasurement of intercompany loans within the Jacob Holm organization.
(d)

Reflects charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs.

(e)

Represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies and professional fees primarily associated with the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) benefit.

(f)

Represents charges incurred in connection with the decision to restructure a portion of the Composite Fibers segment, and, in the case of the summary pro forma information, restructuring and strategic actions taken by Jacob Holm to define its future structure and strategy.

(g)	Reflects expenses incurred in connection with the termination of the Company’s qualified pension plan in 2019 and the reversion of excess pension plan assets to the Company.
(h)

Reflects costs incurred in connection with the strategic relocation of our corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the previous corporate headquarters.

(i)

Represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID-19 pandemic on the underlying forecasted revenue stream.

(j)

Excludes a gain and recognized as a result of a decrease in our overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

(k)	Reflects non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.
(l)

Adjustments to exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

(m)

Represents management’s estimated run-rate of annual cost synergies from the Mount Holly Acquisition (approximately $5 million) and the Jacob Holm Acquisition (approximately $20 million) expected to be realized within the next 24 months. Synergies primarily consist of global supply chain, sourcing, operational and corporate cost reductions. No assurances can be made whether these synergies will be achieved in this time frame, or at all. For more information, see “Risk Factors—Risks relating to the Acquisitions—We may not realize the growth opportunities and operational synergies that are anticipated from the Jacob Holm Acquisition and the Mount Holly Acquisition.”

Risks Relating to Our Business

Our business and financial performance may be adversely affected by a weak global economic environment or downturns in the target markets that we serve.

Adverse global economic conditions could impact our target markets resulting in decreased demand for our products. Our results could be adversely affected if economic conditions weaken. Also, there may be periods during which demand for our products is insufficient to enable us to operate our production facilities at full capacity and in an economical manner which may force us to take machine downtime to curtail production to match demand.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic as the virus spread throughout the world. As the virus continued its rapid spread, a significant portion of the world’s economies was significantly impacted, and will continue to be so, by government mandates that all “non-essential” businesses close and that residents “shelter-in-place” or practice “social distancing.” The actions undertaken across the globe in an attempt to contain the spread of the virus have had an unprecedented and significant adverse impact on global economies in terms of reduced GDP, increased unemployment, and insolvencies in a variety of industries and markets.

The majority of our product portfolios are considered to be “essential or life-sustaining” and we continued to produce products used in the global response effort to the pandemic. However, shortly after the pandemic began and through the first several months of 2021, our financial performance and results of operations were adversely impacted by the pandemic, particularly by weaker demand for tabletop products used by restaurants, catering and similar venues, all of which were impacted by “lockdowns” throughout many regions of the world. In the event economic activity continues to be adversely impacted, or the impact intensifies, due to the spread of COVID-19 or due to actions to control the spread, we could be forced to curtail operations further due to reduced customer demand, compliance with government mandates or the inability to adequately staff production facilities due to a widespread or sustained outbreak of COVID-19 at one or more of our facilities. In addition, our global supply chain could be disrupted, demand for our products, or the prices the products are sold, could be adversely impacted if economic conditions in the target markets that we serve remain weak or weaken further. We also could face potential legal actions that could arise due to our operations during the pandemic. This economic environment may also cause customer insolvencies which may result in their inability to satisfy their financial obligations to us. The conditions are beyond our control and may have a significant impact on our sales and results of operations.

In addition, the COVID-19 pandemic’s impact on various economies throughout the world could lead to financial instabilities or insolvencies of some of our customers or the customers they in turn serve which could impact our ability to sell our products. These conditions are beyond our control and may have a significant impact on our sales and results of operations. As we cannot predict the duration or scope of the COVID-19 pandemic, in the event the spread continues or the government actions intensify, our results of operations and/or financial position could be adversely impacted.

Approximately 55% of our net sales in 2020 was from shipments to customers in Europe, the demand for which is dependent on economic conditions in this area, or to the extent such customers do business outside of Europe, in other regions of the world. Uncertain economic conditions in this region may cause weakness in demand for our products as well as volatility in our customers buying patterns.

Disruption of our global supply chain could adversely affect our business.

Our ability to manufacture, sell and distribute products is critical to our operations. Our products contain raw materials that we source globally from suppliers. If there is a shortage of a key material in our supply chain, and a replacement cannot be readily sourced from an alternative supplier, the shortage may disrupt our production. Likewise, disruptions in the transportation and delivery of products - both from suppliers to our production facilities, and from our production facilities to our customers - may impact our ability to sell product and deliver goods to our customers on time. In addition, the costs of transporting materials and products through our chain of sourcing and production may increase, and such increases could be significant. The failure of third parties on which we rely, including those third parties who supply our raw materials, packaging, capital equipment and other necessary operating materials, contract manufacturers, commercial transport, distributors, contractors, and external business partners, to meet their obligations to us, or significant disruptions in their ability to do so, may negatively impact our operations. Failure to take adequate steps to mitigate the likelihood or potential impact of such disruptions, or to effectively manage such disruptions if they occur, could adversely affect our business and results of operations, as well as require additional resources to restore our global supply chain. Any of these factors could have a material adverse impact on our results of operations and financial condition.

The cost of raw materials and energy used to manufacture our products could increase or the availability of certain raw materials could become constrained.

We require access to sufficient, and reasonably priced, quantities of pulps, pulp substitutes, abaca fiber, synthetic fibers, and certain other raw materials, as well as access to reliable and abundant supplies of water to support many of our production facilities. We require significant quantities of wood pulps and, therefore, the volatility of wood pulp prices can have a significant impact on our results of operations.

Our Philippine mill purchases abaca fiber to produce abaca pulp, a key material used to manufacture paper for single-serve coffee, tea, and technical specialty products at Composite Fibers’ facilities. At certain times, the supply of abaca fiber has been constrained or the quality diminished due to factors such as weather-related damage to the source crop as well as decisions by landowners to produce alternative crops in lieu of those used to produce abaca fiber. These factors have contributed to volatility in fiber prices or limited available supply.

Airlaid Materials requires access to sufficient quantities of fluff pulp, the supply of which is subject to availability of certain softwoods.

The cost of many of our production materials, including petroleum-based chemicals and freight charges, are influenced by the cost of oil. Natural gas is the principal source of fuel for each of our facilities worldwide and has historically been more volatile than other fuels.

Government rules, regulations and policies have an impact on the cost of certain energy sources, particularly for our European operations. In Europe, we currently benefit from a number of government-sponsored programs related to, among others, green energy or renewable energy initiatives designed to mitigate the cost of electricity to larger industrial consumers of power. Any reduction in the extent of government sponsored incentives may adversely affect the cost ultimately borne by our operations.

Although we have contractual arrangements with certain Airlaid Materials customers pursuant to which our product’s selling price is adjusted for changes in the cost of certain raw materials, we may not be able to fully pass increased raw materials or energy costs on to all customers if the market will not bear the higher price or if existing agreements limit price increases. If price adjustments significantly trail increases in raw materials or energy prices, our operating results could be adversely affected.

Foreign currency exchange rate fluctuations could adversely affect our results of operations.

A significant proportion of our net sales and earnings are generated from operations outside of the United States. In addition, we own and operate manufacturing facilities in Canada, Germany, France, the United Kingdom, and the Philippines. A significant portion of our business is transacted in currencies other than the U.S. dollar including the euro, Swiss franc, British pound, Canadian dollar, Philippine peso and, after completing the Jacob Holm Acquisition, the Danish kroner, among others. For 2021, before giving effect to the Jacob Holm Acquisition, we expect our euro denominated net sales to exceed euro denominated expenses by an estimated €150 million. With respect to the British pound, Canadian dollar, and Philippine peso, we have greater outflows than inflows of these currencies, although to a lesser degree than the euro. As a result, we are exposed to changes in currency exchange rates and such changes could be significant.

Our ability to maintain our products’ price competitiveness is reliant, in part, on the relative strength of the currency in which the product is denominated compared to the currency of the market into which it is sold and the functional currency of our competitors. Changes in the rate of exchange of foreign currencies in relation to the U.S. dollar, and other currencies, may adversely impact our results of operations and our ability to offer products in certain markets at acceptable prices.

In the event of significant currency weakening in the countries into which our products are sold, demand for our products, pricing of our products, or a customer’s ability to satisfy obligations to us, could be adversely impacted.

Approximately $79 million of our net sales in 2020 was earned from customers located in Ukraine and Russia. Uncertain geo-political conditions, this region’s economic environment and volatile currencies may cause demand for our products to be volatile and cause abrupt changes in our customers’ buying patterns.

Our industry is highly competitive and increased competition could reduce our sales and profitability.

The global markets in which we compete are served by a variety of competitors and a variety of substrates. As a result, our ability to compete is sensitive to, and may be adversely impacted by:

•	the entry of new competitors into the markets we serve;

•	the aggressiveness of our competitors’ pricing strategies, which could force us to decrease prices in order to maintain market share;

•	our failure to anticipate and respond to changing customer preferences; and

•	technological advances or changes that impact production or cost competitiveness of our products.

The impact of any significant changes may result in our inability to effectively compete in the markets in which we operate, and as a result our sales and operating results would be adversely affected.

We may not be able to develop new products acceptable to our existing or potential customers.

Our business strategy is market focused and includes investments in developing new products to meet the changing needs of our customers, to serve new customers and to maintain our market share. Our success will depend, in part, on our ability to develop and introduce new and enhanced products that keep pace with introductions by our competitors and changing customer preferences. If we fail to anticipate or respond adequately to these factors, we may lose opportunities for business with both current and potential customers. The success of our new product offerings will depend on several factors, including our ability to:

•	anticipate and properly identify our customers’ needs and industry trends;

•	develop and commercialize new products and applications in a timely manner;

•	price our products competitively;

•	differentiate our products from our competitors’ products; and

•	invest efficiently in research and development activities.

Our inability to develop new products or new business opportunities could adversely impact our business and ultimately harm our profitability.

We are subject to substantial costs and potential liability for environmental matters.

We are subject to various environmental laws and regulations that govern our operations, including discharges into the environment, and the handling and disposal of hazardous substances and wastes. We are also subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances. To comply with environmental laws and regulations, we have incurred, and will continue to incur, substantial expenditures.

We may incur obligations to remove or mitigate any adverse effects on the environment, such as air and water quality and other environmental conditions, resulting from mills we operate or have operated. Potential obligations include costs for government oversight of the remediation activities, the restoration of natural resources, and/or personal injury and property damages.

Airlaid Materials generates a substantial portion of its net sales from one customer serving the hygiene products market, the loss of which could have a material adverse effect on our results of operations.

For the year ended December 31, 2020, after giving pro forma effect to the Mount Holly Acquisition, Airlaid Materials derived approximately 41% of its net sales from sales to the feminine hygiene market. In addition, for the year ended December 31, 2020, after giving pro forma effect to the Mount Holly Acquisition, one customer accounted for 31% of this segment’s sales, and the balance is concentrated with a small group of large customers. The loss of the large customer or a decline in sales of hygiene products could have a material adverse effect on this business’s operating results. Our ability to effectively compete could be affected by technological production alternatives which could provide substitute products into this market segment. Customers in the airlaid nonwoven fabric material market, including the hygiene market, may also switch to less expensive products, change preferences or otherwise reduce demand for Airlaid Materials’ products, thus reducing the size of the markets in which it currently sells its products. Any of the foregoing could have a material adverse effect on our financial performance and business prospects.

Our operations may be impaired, and we may be exposed to potential losses and liability as a result of natural disasters, acts of terrorism or sabotage or similar events.

If we have a catastrophic loss or unforeseen operational disruption at any of our facilities, we could suffer significant lost production which could impair our ability to satisfy customer demands.

Natural disasters, such as earthquakes, hurricanes, typhoons, flooding or fire, and acts of terrorism or sabotage affecting our operating activities and major facilities could materially and adversely affect our operations, operating results and financial condition.

In addition, many of our operations require a reliable and abundant supply of water. Such mills rely on a local water body or water source for their water needs and, therefore, are particularly sensitive to drought conditions or other natural or manmade interruptions to water supplies. Any interruption or curtailment of operations at any of our production facilities due to drought or low flow conditions at the principal water source or another cause could materially and adversely affect our operating results and financial condition.

Our pulp mill in Lanao del Norte on the Island of Mindanao in the Republic of the Philippines is located along the Pacific Rim, one of the world’s hazard belts. By virtue of its geographic location, this mill is subject to similar types of natural disasters discussed above, including cyclones, typhoons, and volcanic activity. Moreover, the area of Lanao del Norte has been a target of suspected terrorist activities. Our pulp mill in Mindanao is located in a rural portion of the island and is susceptible to attacks and/or power interruptions. The Mindanao mill supplies the abaca pulp used by Composite Fibers to manufacture paper for single serve coffee and tea products and certain technical specialties products. Any interruption, loss, or extended curtailment of operations at our Mindanao mill could affect our ability to meet customer demands for our products and materially affect our operating results and financial condition.

We have operations in a potentially politically and economically unstable location.

Our pulp mill in the Philippines is located in a region that is unstable and subject to political unrest. As discussed above, our Philippine pulp mill produces abaca pulp, a significant raw material used by Composite Fibers and is currently our main source of abaca pulp. There are limited suitable alternative sources of readily available abaca pulp in the world. In the event of a disruption in supply from our Philippine mill, there is no guarantee that we could obtain adequate amounts of abaca pulp, if at all, from alternative sources at a reasonable price. Further, there is no assurance the performance of such alternative materials will satisfy customer performance requirements. As a consequence, any civil disturbance, unrest, political instability, or other event that causes a disruption in supply could limit the availability of abaca pulp and would increase our cost of obtaining abaca pulp. Such occurrences could adversely impact our sales volumes, net sales, and operating results.

Our international operations pose certain risks that may adversely impact sales and earnings.

We have significant operations and assets located in Canada, Germany, France, the United Kingdom, and the Philippines. Our international sales and operations are subject to a number of unique risks, in addition to the risks in our domestic sales and operations, including, but not limited to, economic and trade disruptions resulting from geopolitical developments, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, differing regulatory environments, difficulty in managing widespread operations and political instability. These factors may adversely affect our future profits. Also, in some foreign jurisdictions, we may be subject to laws limiting the right and ability of entities organized or operating therein to pay dividends or remit earnings to affiliated companies unless specified conditions are met. Any such limitations would restrict our flexibility in using funds generated in those jurisdictions.

We are subject to cyber-security risks related to unauthorized or malicious access to sensitive customer, vendor, company, or employee information as well as to the technology that supports our operations and other business processes.

Our business operations rely upon secure systems for mill operations, and data capture, processing, storage, and reporting. Although we maintain appropriate data security and controls, our information technology systems, and those of our third-party providers, could become subject to cyberattacks. Systems such as ours are inherently exposed to cyber-security risks and potential attacks. The result of such attacks could result in a breach of data security and controls. Such a breach of our network, systems, applications or data could result in operational disruptions or damage or information misappropriation including, but not limited to, interruption to systems availability, denial of access to and misuse of applications required by our customers to conduct business with us, denial of access to the applications we use to plan our operations, procure materials, manufacture and ship products and account for orders, theft of intellectual knowhow and trade secrets, and inappropriate disclosure of confidential company, employee, customer or vendor information.

Any of these operational disruptions and/or misappropriation of information could adversely affect our results of operations, create negative publicity, and could have a material effect on our business.

We operate in and are subject to taxation from numerous U.S. and foreign jurisdictions.

The multinational nature of our business subjects us to taxation in the U.S and numerous foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. Our effective tax rates could be affected by changes in tax laws or their interpretation or changes in the mix of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, the results of tax audits of previously filed tax returns, and continuing assessments of the adequacy of our tax reserves. For example, the European Commission regularly opens and closes formal investigations to examine whether decisions taken by the tax authorities in certain European member states comply with European Union rules on state aid. The outcome of the European Commission’s investigations could require tax authorities of the member states concerned to recover taxes unlawfully saved by European taxpayers and qualifying as illegal state aid under European law. Where the case may be, this could have an impact on our income taxes and results of operations.

In addition, U.S. tax legislation may be enacted in the future, with possible retroactive effect, that could provide for significant changes to U.S. tax law, some of which could have an adverse impact on our business or financial condition. Any new U.S. federal tax laws will likely be complex and will be subject to uncertainty regarding subsequent administrative guidance, thus, the impact of certain aspects of any such future provisions on our business or financial condition is currently unclear.

In the event any of the above risk factors impact our business in a material way or in combination during the same period, we may be unable to generate enough cash flow to simultaneously fund our operations, finance capital expenditures, satisfy obligations and make dividend payments on our common stock.

In addition to debt service obligations, our business requires expenditures to support growth strategies, research and development initiatives, and for normal upgrades or replacements. We expect to meet all our near and long-term cash needs from a combination of operating cash flow, cash and cash equivalents, availability under our Credit Facility or other long-term debt. If we are unable to generate enough cash flow from these sources, we could be unable to fund our operations, finance capital expenditures, satisfy our near and long-term cash needs or make dividend payments.

Risks Relating to the Acquisitions

The Jacob Holm Acquisition may not be completed within the expected timeframe or at all.

The Jacob Holm Acquisition is subject to risks and uncertainties, including (1) the risk that the Jacob Holm Acquisition may not be completed, or completed within the expected timeframe; (2) costs relating to the Jacob Holm Acquisition may be greater than expected; (3) the possibility that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval in connection with the Jacob Holm Acquisition; and (4) the closing conditions in the Share Purchase Agreement may not be satisfied (or waived) in a timely manner or at all. In the event that (i) the Jacob Holm Acquisition has not become effective on or prior to April 22, 2022 or (ii) if, prior to becoming effective, the Jacob Holm Acquisition lapses, is withdrawn or otherwise terminates in accordance with the terms of the Share Purchase Agreement, then the notes will be subject to a special mandatory redemption. See “Description of Notes—Special Mandatory Redemption.” The realization of any risks related to uncertainties of the Jacob Holm Acquisition could have a material adverse effect on our business, results of operations and financial condition.

We may not realize the growth opportunities and operational synergies that are anticipated from the Jacob Holm Acquisition and the Mount Holly Acquisition.

The benefits that we expect to result from the Jacob Holm Acquisition and the Mount Holly Acquisition will depend, in part, on our ability to realize anticipated growth opportunities and operational synergies. Our success in realizing these growth opportunities and operational synergies, and the timing of this realization, will depend in part on the successful integration of the Mount Holly and Jacob Holm businesses.

There is a significant degree of difficulty and management distraction inherent in the process of integrating acquisitions as sizable as the Jacob Holm Acquisition and the Mount Holly Acquisition. The process of integrating operations could cause an interruption of, or loss of momentum in, our, Mount Holly’s or Jacob Holm’s business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our company, service existing customers, attract new customers and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We cannot assure you that we will successfully or cost-effectively integrate Mount Holly’s or Jacob Holm’s business or at all. The failure to do so could have a material adverse effect on our business, financial condition or results of operations.

Even if we are able to integrate Mount Holly’s or Jacob Holm’s business successfully, this integration may not result in the realization of the growth opportunities and operational synergies that we currently expect from this integration, and we cannot guarantee that these benefits will be achieved within anticipated timeframes or at all.

We will incur significant transaction costs and merger-related integration costs in connection with the Jacob Holm Acquisition.

We will incur significant integration costs in connection with the Jacob Holm Acquisition, which we currently estimate to be approximately $20 million over the 24-month period following the closing of the Jacob Holm Acquisition. The substantial majority of these costs will be non-recurring expenses related to the Jacob Holm Acquisition. These non-recurring costs and expenses are not reflected in the unaudited pro forma condensed combined statements of income included in this offering memorandum. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately and may exceed current estimates. We may incur additional costs in the integration of Jacob Holm’s business and may not achieve benefits sufficient to offset the incremental costs of the Jacob Holm Acquisition.

The announcement and pendency of the Jacob Holm Acquisition could impact or cause disruptions in our and Jacob Holm’s businesses, which could have an adverse effect on our business, financial condition or results of operations following the completion of the Jacob Holm Acquisition.

The announcement and pendency of the Jacob Holm Acquisition could cause disruption in our and Jacob Holm’s businesses, including:

•

our and Jacob Holm’s current and prospective customers and suppliers may experience uncertainty associated with the Jacob Holm Acquisition, including with respect to current or future business relationships with us, Jacob Holm or the combined business and may attempt to negotiate changes in existing business;

•	our and Jacob Holm’s employees may experience uncertainty about their future roles with us, which may adversely affect our future and Jacob Holm’s current ability to retain and hire key employees;

•	the Jacob Holm Acquisition may give rise to potential liabilities; and

•

the attention of our management and that of Jacob Holm may be directed toward the completion and implementation of the Jacob Holm Acquisition and transaction-related considerations and may be diverted from day-to-day business operations.

In connection with the Jacob Holm Acquisition, we could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the Jacob Holm Acquisition, as described in more detail above. The disruption to Jacob Holm’s business could be exacerbated by a delay in the completion of the Jacob Holm Acquisition.

The unaudited pro forma condensed combined financial information included in this offering memorandum give effect to the acquisitions of Mount Holly and Jacob Holm and are presented for illustrative purposes only, and may not be an indication of our financial condition or results of operations after giving effect to the Jacob Holm Acquisition; accordingly, you have limited financial information on which to evaluate the combined company in your investment decision.

The unaudited pro forma condensed combined financial information contained in this offering memorandum are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Jacob Holm Acquisition, as applicable, for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information” included in this offering memorandum. Our actual financial condition and results of operations following the Jacob Holm Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors not accounted for in the unaudited pro forma condensed combined financial information may affect our financial condition or results of operations following the Jacob Holm Acquisition.

Jacob Holm may have liabilities that are not known, probable or estimable at this time.

As a result of the Jacob Holm Acquisition, we will assume substantially all liabilities of Jacob Holm, subject to certain exceptions. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Jacob Holm. In addition, there may be liabilities that are neither probable nor estimable at this time that may become probable or estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our financial results. We may learn additional information about Jacob Holm’s business that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

SUPPLEMENTAL PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following supplemental unaudited pro forma condensed combined statement of income is derived from and should be read in conjunction with the historical financial statements and related notes of Glatfelter, Jacob Holm and Mount Holly which are included elsewhere in this offering memorandum.

The supplemental unaudited pro forma condensed combined statement of income for the twelve months ended June 30, 2021, gives effect to the Jacob Holm Acquisition and the Mount Holly Acquisition as if each had occurred on July 1, 2020, and combines the historical consolidated statements of income of Glatfelter, Jacob Holm and Mount Holly for the twelve months ended June 30, 2021. The data for the twelve-month period ended June 30, 2021 has been derived by subtracting the financial data from Glatfelter’s, Mount Holly’s and Jacob Holm’s unaudited consolidated financial data for the six months ended June 30, 2020 from financial data from Glatfelter’s, Mount Holly’s and Jacob Holm’s audited consolidated financial statements for the year ended December 31, 2020 and adding the financial data from Glatfelter’s, Mount Holly’s and Jacob Holm’s unaudited consolidated financial data for the six months ended June 30, 2021. The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Jacob Holm Acquisition and the Mount Holly Acquisition and related financing and (ii) factually supportable. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Jacob Holm Acquisition and the Mount Holly Acquisition and financing been completed on the dates indicated or what such financial position or results would be for future periods.

In thousands (unaudited)	Pro forma Twelve months ended June 30, 2021
Statement of Income Information:
Net sales	$1,421,377
Costs of products sold	1,194,732

Gross profit	226,645
Selling, general and administrative expenses	148,812
Gains on dispositions of plant, equipment and timberlands, net	(2,460)

Operating income	80,293
Non-operating income (expense)
Interest expense	(27,959)
Interest income	(131)
Pension settlement	249
Other, net	(9,173)

Total non-operating expense	(37,014)

Income (loss) before income taxes	43,279
Income tax provision (benefit)	18,471

Income (loss) from continuing operations	$24,808

Other Financial Data:
Pro Forma Adjusted EBITDA	$197,832
Pro Forma Adjusted EBITDA less CapEx	116,642
Ratio of Pro Forma total net debt to Pro Forma Adjusted EBITDA	3.6
Ratio of Pro Forma Adjusted EBITDA to Pro Forma interest expense	7.1

in thousands (unaudited)	Glatfelter	Mount Holly(1)	Jacob Holm	Transaction Accounting Adjustments	Pro forma Twelve months ended June 30, 2021
Income from continuing operations	$25,544	$1,600	$11,977	$(14,313)	$24,808
Interest expense	6,788	—	6,596	14,575	27,959
Interest income	(79)	—	210	—	131
Income tax provision on continuing operations	17,626	1,006	4,076	(4,237)	18,471
Depreciation and amortization	55,458	4,446	10,564	9,973	80,441

EBITDA	105,337	7,052	33,423	5,998	151,810

Strategic initiatives	10,001	—	153	(6,128)	4,026
Share-based compensation	5,815	—	—	—	5,815
Currency translation (gains)/losses	—	—	5,643	—	5,643
Cost optimization actions	2,882	—	358	—	3,240
COVID-19 incremental costs	1,535	—	—	—	1,535
Restructuring charges	57	—	2,907	—	2,964
Pension settlement charge	(249)	—	—	—	(249)
Headquarters relocation	1,232	—	—	—	1,232
Timberland sales and related costs	(3,184)	—	—	—	(3,184)

Adjusted EBITDA	$123,426	$7,052	$42,484	$(130)	$172,832

Run-rate cost synergies					25,000

Pro forma Adjusted EBITDA					$197,832

(1)

The amounts presented for Mount Holly represent financial information for the period July 1, 2020 through May 13, 2021, the date of acquisition by Glatfelter. Mount Holly’s results of operations are reported prospectively from the date of acquisition with Glatfelter’s financial information. In addition, the amounts presented for Mount Holly are exclusive of any synergies.